THIRD AMENDMENT TO
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (the “Plan”), as most recently amended and restated effective April 1, 2020, is hereby further amended by this Third Amendment effective January 1, 2022, except as otherwise specified herein. All terms defined in the Plan shall have the same meanings when used herein.

1.Section A-3 of Schedule A shall be amended to read as follows:

Bombard Electric, LLC. The Employer shall make matching contributions equal to 50% of deferral contributions limited to 15% of Compensation each pay period effective August 1, 2005 through December 31, 2021.

2.Section C.1-2 Eligibility of Schedule C.1 Retirement Contributions – Certain Participating Affiliates shall be amended effective as of January 1, 2021, to read as follows:

C.1-2    Eligibility. Participation in the retirement contributions for any Plan Year is limited to Eligible Employees of this Schedule C.1 Employers. The current and original effective dates for each Schedule C.1 Employer’s retirement contribution feature are listed in the following table.

Schedule C.1 Employer	Current Effective Date (Original Effective Date)	Retirement Contribution Amount as a Percentage of Compensation
Capital Electric Line Builders, Inc.	January 1, 2021	3%
Cascade Natural Gas Corporation (non-bargaining)	January 1, 2011 (July 2, 2007)	5%
Cascade Natural Gas Corporation (Field Operations Bargaining Unit employees hired on or after 1/1/2007)	May 1, 2015 (July 2, 2007)	5%
Great Plains Natural Gas Co.	January 1, 2003	5%
Intermountain Gas Company (non-bargaining)	January 1, 2011 (October 12, 2008)	5%
OEG, Inc.	May 24, 2018 (March 7, 2011)	6%
Rocky Mountain Contractors, Inc. (non-bargaining)	January 1, 2005	5%
WBI Energy Midstream, LLC[1]	July 1, 2012 (January 1, 2001)	5%
1The following Employee of WBI Energy Midstream, LLC is excluded: XXXXX XXXXXXXX due to participation in the appropriate pension plan replacement contribution.

To share in the allocation of any retirement contribution made by a Schedule C.1 Employer for a Plan Year, Eligible Employees described above must be credited with at least 1,000 Hours of Service (prorated for the Plan Year in which the retirement contribution feature becomes effective) in the Plan Year and must not be covered by a collectively bargained unit to which the retirement contribution feature has not been extended. However, if the Participant’s failure to be credited with 1,000 Hours of Service in that Plan Year is due to the Participant’s (i) Disability, (ii) death, or (iii) termination of employment on or after attaining Normal Retirement Age during such Plan Year (provided that the Participant is not terminated for cause), such Participant shall nevertheless be entitled to share in the allocation of the retirement contributions for such Plan Year. A Participant who is not a Highly Compensated Employee who has met the above eligibility requirements as of

June 30 each Plan Year shall receive a pro rata allocation mid-year based on Compensation paid through June 30. The final annual allocation shall be reduced by any such mid-year allocation. Participants who meet the requirements of this Section C.1-2 are referred to herein as “Schedule C.1 Participants.” Eligible Employees of Capital Electric Line Builders, Inc. will receive an annual allocation in the initial year of adoption.

The Plan is amended effective as of the date specifically set forth above and executed by a duly authorized individual on the date set forth below.

                        MDU RESOURCES GROUP, INC.

Date:  December 20, 2021              By:  /s/ Jason L. Vollmer
Jason L. Vollmer
Chairman, Employee Benefits Committee